Exhibit 99.1

Contacts:

David Rosa
(212) 351-7067
david.rosa@monsterworldwide.com

Christian Harper
Weber Shandwick
(212) 445-8135
charper@webershandwick.com

Monster Worldwide Appoints Online Industry Expert

Lanny Baker as Chief Financial Officer

•                  New CFO’s Deep Online Business Experience and Understanding of Monster Worldwide to Help Drive Global Growth and Expansion of Monster Franchise

•                  Company Promotes Chris Power to CFO Global Operations and Jon Trumbull to the Role of Global Controller and Chief Accounting Officer

New York, March 14, 2005 — Monster Worldwide, Inc. (NASDAQ: MNST), the parent company of the leading global online careers property, Monster®, today announced the appointment of Lanny Baker as Senior Vice President and Chief Financial Officer, succeeding Michael Sileck, who has decided to leave the company to pursue other opportunities.  Mr. Baker, who holds the Chartered Financial Analyst designation was recently a Managing Director in the Equity Research department at Smith Barney, and has closely covered Monster Worldwide and dozens of other companies as a leading Internet research analyst for more than seven years.

In his new role, effective immediately, Mr. Baker will be responsible for overseeing Monster Worldwide’s global finances and spearheading fiscal management policies that further enhance the company’s performance and profitability moving forward.  Mr. Baker will be a key member of Monster Worldwide’s executive team and participate in overall strategic planning.

“With Monster Worldwide’s enhanced position as a leading global Internet business, Lanny Baker has the online industry experience and expertise necessary to help drive Monster’s future growth and expansion.  With our company even more succinctly focused and aligned around our Monster franchise, we firmly believe that Lanny’s decade-plus experience in the online and media business world makes him the most qualified person to serve as our new CFO,” said Andrew J. McKelvey, Chairman and Chief Executive Officer of Monster Worldwide.  “Lanny also has extensive experience in public offerings, mergers and acquisitions, and related strategic financing.  We look forward to tapping into his seasoned insight as an online business strategist, and are confident his strong financial acumen, deep understanding of our business and familiarity with our management team will enable him to make significant contributions toward helping us achieve the full potential of Monster.”

Mr. McKelvey continued, “We would like to thank Mike Sileck for the instrumental role he has played in Monster Worldwide’s success since joining the firm in 2001.  He has served with great dedication and accomplishment.  We truly appreciate Mike’s contributions to the company and wish him all the best in his future endeavors.”

The company also promoted two executives in its finance department to elevated roles and responsibilities.  Chris Power, CFO of the Monster division, is promoted to the newly created position of CFO Global Operations and Monster Worldwide Corporate Controller Jon Trumbull is promoted to the position of Global Controller and Chief Accounting Officer.  Both executives will report into Mr. Baker.  Mr. Power will also continue to report into William Pastore, Chief Operating Officer, on operational issues.

In their new capacities, Mr. Power will manage the financial policies and reporting within the company’s global operations; all divisional CFOs will functionally report to him.  Mr. Power has served with the company for more than two years and will operate out of both the New York headquarters and Monster’s offices in Maynard, Massachusetts.  Mr. Trumbull, a certified public accountant, will be responsible for the company’s regulatory reporting and SEC compliance.  Mr. Trumbull has been with Monster Worldwide for nearly three years and will continue to operate out of the New York office.

Prior to joining Salomon Brothers (subsequently, Smith Barney) in 1993, Lanny Baker served as a media analyst at Morgan Stanley and prior to that worked in media research at Donaldson Lufkin & Jenrette.  Mr. Baker has been widely recognized as one of the top financial analysts covering the Internet, and has earned consistent recognition in the sector as an All-Star researcher by Institutional Investor magazine.  He holds the Chartered Financial Analyst designation and is a former Chairman of the Media and Entertainment Analysts of New York Investment Society.  Mr. Baker earned a Bachelor of Arts degree from Yale College.

About Monster Worldwide

Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster®, the leading global online careers property. The company also owns TMP Worldwide, the world’s largest Yellow Pages advertising agency and one of the world’s largest Recruitment Advertising agency networks. TMP Worldwide is also a provider of direct marketing services. Headquartered in New York with approximately 5,000 employees in 26 countries, Monster Worldwide (NASDAQ:MNST - News) is a member of the S&P 500 Index. More information about Monster Worldwide is available at www.monsterworldwide.com.

Celebrating its 10-year anniversary, Monster is the leading global online careers property. A division of Monster Worldwide, Monster works for everyone by connecting quality job seekers at all levels with leading employers across all industries. Founded in 1994 and headquartered in Maynard, Mass., Monster has 25 local language and content sites in 23 countries worldwide. More information is available at www.monster.com or by calling 1-800-MONSTER. To learn more about Monster’s industry-leading employer products and services, please visit http://recruiter.monster.com.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding Monster Worldwide, Inc.’s strategic direction, prospects and future results. Certain factors, including factors outside of Monster Worldwide’s control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which Monster Worldwide operates, risks associated with acquisitions, competition, seasonality and the other risks discussed in Monster Worldwide’s Form 10-K and other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

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